Exhibit 10.3
Date:     January 15, 2020
To:     Mike Rawls
From:        Jay Bray
Subject:     Internal Promotion

Congratulations on your recent promotion to EVP, Chief Executive Officer - Xome effective January 5, 2020 reporting directly to me. Your annual salary will increase from $400,000 to $450,000 paid bi-weekly in the amount of $17,307.69.

Bonus Opportunity
You will continue to participate in the Executive Management Incentive Plan (EMIP). Your maximum annual bonus opportunity will increase from 375% to 400% of your annual base salary or $1,800,000. Your target bonus will be 60% of your maximum bonus opportunity or $1,080,000. Your bonus will be based on achieving Company, business unit and individual performance goals established by your management. You must be actively employed by Mr. Cooper Group on the day the bonus is paid in order to receive an award.

LTI Opportunity
You will continue to be eligible for an annual equity award with a target award value of $750,000. The grants are usually made in March. The vesting schedule for each grant will be detailed in the grant award agreement that will be viewable in your Fidelity account. All awards must be approved by the Compensation Committee of the Board of Directors. In the event of a Xome sale or spinoff, equity awards will accelerate vesting, with the exception of the awards granted in the year of the Xome sale or spinoff.

Severance
Should Mr. Cooper terminate your employment without cause, or if you terminate your employment for good reason, during the initial twenty-four (24) months of your employment, you will be entitled to severance of twenty-four (24) months of your current salary plus 100% of the higher of your target bonus or your prior year’s bonus; the next tranche of restricted stock units scheduled to vest for each grant awarded to you; accrued benefits; and continuation of your coverage under the Company’s medical plan until the earlier of the period of time it takes you to become eligible for the medical benefits program of a new employer or 24 months from the date of such termination, subject to providing Mr. Cooper and their affiliates , as applicable, with a signed release of claims in a form adopted by such company from time to time, which shall contain reasonable and customary terms and conditions. Severance shall be paid bi-weekly in accordance with standard payroll practices. If Mr. Cooper terminates your employment without cause, or you terminate your employment for good reason, after the first twenty-four (24) months of employment, you shall be entitled to receive such severance as may be consistent with the then current practices of the Company.

The Company may terminate your employment either with or without Cause. For purposes of this agreement, “Cause” shall mean:

(i)      willful misconduct or willful neglect by you in the performance of your duties to the Company;

(ii)      your willful failure to adhere materially to the clear directions of the Board or to adhere materially to the Company’s material written policies;

(iii)      your conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any other conviction which would render you ineligible for employment for the Company; or

(iv)      your willful breach of any of the material terms and conditions of this letter agreement.
The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of the agreement, “Good Reason” means:

the occurrence, without the express written consent of Executive, of any of the following circumstances, unless, with respect to clauses (i), (ii), (iii) and (iv) hereof, such circumstances are corrected by the Company in all material respects within thirty (30) days following written notification by Executive to the Company (which written notice must be delivered within thirty (30) days after the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below:

(i) a material reduction in your base salary;

(ii) a material diminution in the authorities, duties or responsibilities of Executive;

(iii) a requirement that the Executive report to someone other than the CEO, or

(iv) Company’s breach of any term of this Agreement.

Non-Compete
You agree that while employed by Mr. Cooper Group and for the twenty-four (24) month period immediately following your termination of employment, you shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the lending business of Mr. Cooper Group and its subsidiaries or of any other business in which Mr. Cooper Group or its subsidiaries is engaged in at the time of your termination of employment, or which is part of Mr. Cooper Group’s Developing Business, within states in which Mr. Cooper Group is engaged in such business or Developing Business. For purposes of the foregoing “Developing Business” shall mean the new business concepts and services Mr. Cooper Group has developed and is in the process of developing during your employment with Mr. Cooper Group. You further agree that his restrictive covenant is reasonable as to duration, terms and geographical areas and that the same protects the legitimate interests of Mr. Cooper Group and its respective affiliates, imposes no undue hardship to you, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

Non-Solicit
You agree that during the period of your employment and for the twenty-four (24) month period immediately following the date of your termination of employment with Mr. Cooper Group, for any reason, you shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of Mr. Cooper Group or any of their successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with Mr. Cooper Group or any of their successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Mr. Cooper Group or any of their successors, assigns, subsidiaries or affiliates, for any other reason.

We look forward to your continued success at Mr. Cooper Group. If you have any questions or concerns, please free to give me a call.

Sincerely,

/s/ Jay Bray Jay Bray, Chairman, President & CEO

I accept and agree to all of the terms and conditions contained in this letter.

/s/ Michael Rawls_________________________    ____________________
Michael Rawls, EVP                        Date